Global Healthcare Mobility Partner

Programme

(hereinafter referred to as "Agreement")

between

Global Health Voyager

340 N. Camden Dr. Suite 302

Beverly Hills, CA

90210

United States of America

(hereinafter referred to as "Organisation")

and

Deutsche Lufthansa AG

Von-Gablenz-Strasse 2-6

D-50679 Koln

(hereinafter referred to as "Lufthansa")

FRAXV/D LH0HE618	1	6/8/2011

List of Attachments to this Agreement:

Attachment A: Lufthansa Travel Discounts and Ticketing Rules

FRAXV/D LH0HE618	2	6/8/2011

Whereas Global Health Voyager (hereinafter referred to as "Organisation") and Deutsche Lufthansa AG (hereinafter referred to as "Lufthansa") agree to enter into this Agreement which provides for the Organisation agreeing to use Lufthansa's transportation services for discounted travel from all LH Destinations in Germany, Spain, Israel, Switzerland, Turkey, Saudi Arabia, Qatar, United Arab Emirates, Bahrain, Kuwait, Oman to all LH destinations in the US with respect to the travel conditions as described herein. All relevant details/conditions will be laid down in Attachment A to this Agreement.

Now Therefore, the Organisation and Lufthansa, each a "Party" and together the "Parties" under this Agreement agree as follows:

Article 1: Parties

This Agreement establishes the terms and conditions with respect to a discounted travel program between the Organisation and Lufthansa to enter into and execute this Agreement on their behalf.

Article 2: Scope of Agreement

The Organisation has designated Lufthansa as a preferred airline partner for tickets originating in all LH Destinations in Germany, Spain, Israel, Switzerland, Turkey, Saudi Arabia, Qatar, United Arab Emirates, Bahrain, Kuwait Oman for travel to all LH destinations in the US.

Article 3: Validity and Termination

The term of this Agreement is the inclusive period starting with the 01.07.11 and ending 30.06.12. The period during which tickets that meet the requirements of the conditions lad down in Attachment A shall be used for travel hereunder is the inclusive period from 01.07.11 through to 30.06.12, provided that none of the Parties has terminated this Agreement by providing thirty (30) days' prior written notice to the other Party. Upon termination of this Agreement, no further Travel Discounts (as defined in Attachment A) shall be earned by or issued to the Organisation.

Article 4: General Conditions

4.1  The Organisation shall inform Eligible Passengers travelling to United States Of America that, in conjunction with this Agreement, Lufthansa is offering special travel discounts (hereinafter referred to as the "Discount") specified in Attachment A Eligible Passengers are patients undergoing medical treatment in United States Of America, their family members or any persons accompanying the patient ("Eligible Passengers").

4.2  in order to take advantage of these discounted fares, the applicable internet link www.lufthansa.com/healthcare and unique Access Code USPLX can be distributed and communicated by the Organisation to all Eligible Passengers. This Access Code will enable all Eligible Passengers to access the travel discounts via a dedicated online booking platform on Lufthansa's internet site.

4.3  The Organisation shall actively promote and encourage travel on Lufthansa wherever possible.

FRAXV/D LH0HE618	3	6/8/2011

4.4 The Organisation shall not make public the aforementioned applicable Access Code to any third parties other than Eligible Passengers.

Article 5: Independent Contractor

This Agreement is not intended to nor will it be construed to create or establish any partnership or joint venture between the Parties.

Article 6: Use of Trademarks, Service Marks or Logos

No Party will use any logos, trade names or service marks of any other Party, in advertising or other solicitation without first obtaining that Party's prior written approval of such use.

Article 7: Reduction in Service

If Lufthansa terminates or reduces service to any city that is covered by this Agreement, this Agreement shall be amended to exclude such city and to reflect such reduction, without liability of Lufthansa, and this Agreement will continue in full force and effect as to the cities and services not affected by such termination or reduction.

Article 8: Non-Waiver

The right of any Party to require strict performance and observance of any obligations hereunder shall not be affected in any way by any previous waiver, forbearance or course of dealing. Exercise by any Party of its right to terminate hereunder will in no way affect or impair its right to bring suit for any default or breach of this Agreement.

Article 9: Non-Assignment

No Party will assign this Agreement or any right or obligation hereunder without the prior written consent of the other Party. Any assignment in violation of this provision will be null and void.

Article 10: Force Majeure

No Party will be responsible for non-performance or delays in performance caused by actions beyond its control, such as, but not limited to, acts of God or by governmental authority, pandemics, strikes or labour disputes, weather, natural disasters, mechanical difficulties, embargo, shortage of goods, or any other cause beyond the reasonable control of that Party.

Article 11: Unenforceable Provisions

In the event that one or more of the provisions of this Agreement shall be determined to be invalid, unenforceable, or illegal, such invalidity, unenforceability or illegality shall not affect any other provision of this Agreement.

FRAXV/D LH0HE618	4	6/8/2011

Article 12: Conditions of Carriage

The provision of all transportation related to this Agreement is subject to Lufthansa's terms and conditions of carriage in effect at the time a ticket is purchased. In the event of any conflict between the respective conditions of carriage and this Agreement the conditions of carriage shall prevail.

Article 13: Governing Law

The construction, validity and performance of this Agreement shall be governed by German Law. The place of jurisdiction for all legal disputes arising from or in connection with this Agreement, its initiation, efficacy or termination shall be Frankfurt/Main, Germany.

Article 14: Entire Agreement

This Agreement, including Attachment A constitutes the entire agreement and understanding of the parties on the subject matter hereof, and supersedes all prior Agreements, whether oral or written, among the Parties hereto concerning the subject matter hereof .

This Agreement supersedes all other agreements between the Organisation and Lufthansa individually or collectively offering discounts in the respective Point of Sale. This Agreement may be modified or amended only by further written agreement signed by the Parties.

FRAXV/D LH0HE618	5	6/8/2011

Article 15: Signatures

The Parties hereby execute this Agreement by the duly authorised representative(s) of the orgnisation and Lufthansa

Organistaion	Lufthansa
Global Health Voyager	Deutsche Lufthansa AG
340.N Camden Dr. Suite 302	Lufthansa Aviation Center
Airporting
90210 Beverly Hills, CA	60546 Frankfurt/Main
United States of America	Germany

NAME : Andrea Pernkope
TITLE : Deutsche Lufthansa AG
Productentwiklung Pribvaterise
Lufthansa Aviation Center, FRA XP/E
80546 Frankfurt/Main